Adamis Pharmaceuticals Corporation 10-K

Exhibit 10.43

LICENSE AGREEMENT

BETWEEN

ADAMIS PHARMACEUTICALS CORPORATION

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

AND

DANA-FARBER CANCER INSTITUTE, INC.

FOR

UC CASE NO. SD2000-051
AND DFCI CASE NO. 595

RMM 022411; 2000-051/DFCI

RMM 022411; 2000-051/DFCI

LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between ADAMIS PHARMACEUTICALS CORPORATION, a Delaware corporation having an address at 2658 Del Mar Heights Rd.#555,  Del Mar, CA 92014 (“LICENSEE”) The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer Office, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”) and Dana-Farber Cancer Institute, Inc, a Massachusetts non-profit corporation having its offices at 450 Brookline Avenue, Boston, Massachusetts 02215 (“DFCI”).

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UCSD Disclosure Docket No. SD2000-051 and titled “Telomerase Reverse Transcriptase as Antigen for Immunization in Cancer” (“UCSD Invention”), were made in the course of research at UCSD by Dr. Maurizio Zanetti (hereinafter, the “UCSD Inventor”) and are covered by Patent Rights as defined below;

WHEREAS, the Inventor is an employee of UCSD, and he is obligated to assign all of his right, title and interest in the Invention to UNIVERSITY;

WHEREAS, the inventions disclosed in the DFCI Disclosure Docket No. 595 and titled “Cancer Immunotherapy and Diagnosis Using Universal Tumor Associated Antigens, Including hTERT”, were made using federal funding and are covered by Patent Rights as defined below” (“DFCI Invention”), were made in the course of research at DFCI by Dr. Lee Nadler and his colleagues (hereinafter, the “DFCI Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the research  leading to the DFCI Invention was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the UCSD Invention and DFCI Invention described above and UCSD Inventor and DFCI Inventors are hereinafter collectively “Inventions” and ‘Inventors” respectively;

WHEREAS, UCSD and DFCI have entered into an inter-institutional agreement (“IIA”) regarding the Inventions;

WHEREAS, UNIVERSITY and DFCI are hereinafter collectively “LICENSORS”;

WHEREAS, LICENSORS are desirous that the Inventions be developed and utilized to the fullest possible extent so that their benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from LICENSORS for commercial development, use, and sale of the Inventions, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE is aware that third party intellectual property may exist relating to the Inventions and Licensed Products;

WHEREAS, LICENSEE understands that LICENSORS may publish or otherwise disseminate information concerning the Invention) at any time and that LICENSEE is paying consideration hereunder for its early access to the Invention, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1.  DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1              “Affiliate” means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and which, directly or indirectly, LICENSEE controls, or which controls LICENSEE, or which is under common control with LICENSEE.  In the case of a corporation, “control” means the ownership of, or the ability to direct the voting of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors of the corporation; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” corporation includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.  In the case of a business entity that is not a corporation, “control” means the ownership of, or by agreement the ability to act as if the owner of, a majority of the equity interests in the entity.

1.2              “Combination Product” means any product which is a Licensed Product (as defined below) and contains other product(s) or product component(s) that (i) are not an excipient, diluent, adjuvant, buffer and the like; (ii) which by themselves would not infringe, or contribute to or induce the infringement of any issued and outstanding claim in the Patent Rights if sold separately by LICENSEE, its Sublicensee (as defined below) or an Affiliate; and (iii) enhances the market price of the Licensed Product.  As used herein, an “outstanding claim” is an issued claim that has not expired, been amended, held invalid or unenforceable in a decision that is final and unappealable, terminally disclaimed or which is otherwise not assertable.

1.3              “Field” means therapeutic and preventive cancer vaccines in humans.

1.4              “Licensed Method” means any method that is read on by any claim in Patent Rights (as defined below), the practice of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement of any issued and outstanding claim within Patent Rights.

1.5              “Licensed Product” means any service, composition or product with claims in Patent Rights, or that is produced by practice of the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any issued and outstanding claim within the Patent Rights.

1.6              “Net Sales” means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed:  cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns.  For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.7              “Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States patents and patent applications included in Patent Rights including out-of-pocket expenses for patentability opinions, inventorship determinations, and prosecution of, re-examination, re-issue, interference, and other activities related to patents or applications in Patent Rights.

1.8              “Patent Rights” means LICENSORS’ rights in any of the following:  the US patent (serial number 7,388,071 titled “Compositions and Methods for Inducing and Enhancing a Telomerase Reverse Transcriptase Reactive Cytotoxic T-Lymphocyte Response”) disclosing and claiming the UCSD Invention, filed by Inventors and assigned to UNIVERSITY;  and the US patent number 7,851,591 titled Cancer Immunotherapy and Diagnosis Using Universal Tumor Associated Antigens, Including hTERT”, disclosing and claiming the DFCI Invention, assigned to the Dana Farber Cancer Institute and which is being licensed under this Agreement pursuant to the terms of the Inter-Institutional Agreement with DFCI (“DFCI Agreement”) (UC Control #2010-18-0241, effective 11/30/2009) and any claims resulting from a post allowance proceeding including reissues, reexaminations and extensions thereof.

1.9              “Sponsor Rights” means all the applicable provisions of any license to the United States Government executed by UNIVERSITY or DFCI and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.10           “Sublicense” means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing from the exercise of any rights, granted to LICENSEE under this Agreement. “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.

1.12           “Term” means the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights;

1.13           “Territory” means the United States of America, including its territories, possessions and Puerto Rico.

ARTICLE 2.  GRANTS

2.1   License.  Subject to the limitations set forth in this Agreement and Sponsor’s Rights, LICENSORS hereby grant to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods, in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights.

2.2    Sublicense.

(a)  The license granted in Paragraph 2.1 includes the right of LICENSEE to grant   Sublicenses to third parties during the Term but only for as long the license is exclusive.

(b)  With respect to Sublicenses granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)  not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii)  to the extent applicable, include all of the rights of and obligations due to LICENSORS (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(iii)  promptly provide UNIVERSITY with a copy of each Sublicense issued; and

(iv)  collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c)  Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE may assign to UNIVERSITY any and all Sublicenses.   Unassigned sublicenses are no longer in effect with respect to Patent Rights as of the termination of this Agreement.

2.3    Reservation of Rights.  LICENSORS reserve the right to:

(a)  use the Invention and Patent Rights for educational and research purposes including without limitation clinical research;

(b)  publish or otherwise disseminate any information about the Invention at any time; and

(c)  allow other nonprofit institutions to use and publish or otherwise disseminate any information about Invention and Patent Rights for educational and research purposes including without limitation clinical research

ARTICLE 3.  CONSIDERATION

3.1   Fees and Royalties.  All payments required to be paid by LICENSEE under this Agreement to LICENSORS except reimbursable patent costs shall be remitted to UNIVERSITY on behalf of LICENSORS who shall be responsible for allocating such payments between UNIVERSITY and DFCI.  The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Patent Rights. LICENSEE shall pay UNIVERSITY:

(a)  a license issue fee of Ten Thousand Dollars (US$10,000.00), within thirty (30) days after the Effective Date;

 (b)  license maintenance fees of Ten Thousand Dollars (US$10,000.00) per year and payable on the first through third anniversary of the Effective Date and Twenty Thousand Dollars (US$ 20,000.00) annually thereafter on each anniversary; provided however, that LICENSEE’s obligation to pay this fee shall end on the date when LICENSEE, an Affiliate or Sublicensee is commercially selling a Licensed Product;

(c)  milestone payments in the amounts payable according to the following schedule or events:

Amount and Event

(i)
Twenty-five Thousand Dollars [US$ 25,000.00] upon dosing of 50% of the patients expected to be enrolled for a Phase I clinical trial for the first indication (if such a trial is needed) of a Licensed Product;

(ii)	Twenty-five Thousand Dollars (US$ 25,000.00) upon the filing of an IND for the second indication of a Licensed Product
(iii)
One Hundred Thousand Dollars (US$ 100,000.00) upon dosing of the first patient and One Hundred Fifty Thousand Dollars (US$ 150,000.00) upon dosing of the 40th patient* in a Phase II clinical trial for the first indication of a Licensed Product  *based on an expected trial enrollment of 60-100 patients; if less than 60 or more than 100 patients are enrolled, then the second payment is due upon dosing of the patient that is equivalent to enrollment reaching 50% of the total enrollment for the trial.

(iv)	Two Hundred Fifty Thousand Dollars (US$ 250,000.00) upon dosing of the first patient for a Phase 2 clinical trial for the second indication of a Licensed Product;
(v)	Six Hundred Thousand Dollars (US$ 600,000.00) upon dosing of the first patient for a Phase 3 clinical trial for the first indication of a Licensed Product;
(vi)	Six Hundred Thousand Dollars (US$ 600,000.00) upon dosing of the first patient for a Phase 3 clinical trial for the second indication of a Licensed Product;
(vii)	One Million Dollars (US$ 1,000,000) upon receipt of US regulatory approval for each indication of a Licensed Product.

(d)  an earned royalty of two percent (2%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s); provided, however, that the earned royalty due on Net Sales of a Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

Earned Royalties due LICENSORS = [A/B] x Royalty Rate on Net Sales of the Licensed Products x Net Sales of Combination Product, where:

A is the separately listed sale price of the Licensed Product or Licensed Product components; and

B is the separately listed sale price of the Combination Products. For any products in B for which LICENSEE has reduced its earned royalties payable to UNIVERSITY under 3.1(e), this provision shall not apply.

(e)           In the event LICENSEE is required to pay royalties to one or more third parties for patent rights necessary to make, use or sell Licensed Products, LICENSEE may deduct $0.50 from the earned royalties payable to UNIVERSITY on behalf of LICENSORS for every $1.00 LICENSEE actually pays to said third parties; provided, however, in no event shall the amount payable to UNIVERSITY be less than 50% of the amount otherwise due.

(f) (i) fifty percent (50%) of all Sublicense fees received by LICENSEE from its Sublicensees executed prior to the initiation of pre-clinical studies that are not earned royalties;

     (ii)  forty percent (40%) of all Sublicense fees received by LICENSEE from its Sublicensees executed  after the initiation of pre-clinical studies but before filing an IND that are not earned royalties;

   (iii) thirty percent (30%) of all Sublicense fees received by LICENSEE from its Sublicensees executed after the filing of an IND but before the start of a Phase II trial that are not earned royalties;

     (iv)  twenty-five percent (25%) of all Sublicense fees received by LICENSEE from its Sublicensees executed after the initiation of a Phase II trial but before the initiation of a Phase III trial that are not earned royalties;

     (v)  twenty percent (20%) of all Sublicense fees received by LICENSEE from its Sublicensees executed after the initiation of a Phase III trial but before receiving regulatory approval that are not earned royalties;

     (vi)  ten percent (10%) of all Sublicense fees received by LICENSEE from its Sublicensees executed after receiving regulatory approval that are not earned royalties.

(g) on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, the higher of the royalties based on the royalty rate in Paragraph  3.1(d) as applied to Net Sales of Sublicensee; or

     (i) fifty percent (50%) of the royalties received by LICENSEE from its Sublicensees if sublicensed before the start of a Phase II trial;

     (ii)  forty percent (40%) of the royalties received by LICENSEE from its Sublicensees if sublicensed after the initiation of a Phase II trial but before the initiation of a Phase III trial;

   (iii) thirty percent (30%) of the royalties received by LICENSEE from its Sublicensees if sublicensed after the initiation of a Phase III trial but before receiving regulatory approval;

   (iv)  twenty-five percent (25%) of the royalties received by LICENSEE from its Sublicensees if sublicensed after receiving regulatory approval.

(h) beginning the calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) and (g) to UNIVERSITY in:

   (i) the first and second full year of sales cumulatively amount to less than One Hundred Thousand Dollars (US$100,000.00) (“minimum annual royalty base”); and

   (ii) each year thereafter starting with the third full year of sales the total sales cumulatively amount to less than Two Hundred Thousand Dollars (US$200,000.00) (“adjusted minimum annual royalty base”),

 LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between the minimum annual royalty base or the adjusted minimum annual royalty base, as applicable, and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d) and (g); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2
   Patent Costs.  LICENSEE shall reimburse LICENSORS all past Patent Costs (prior to the Effective Date) according to the schedule below and future (on or after the Effective Date) Patent Costs within thirty (30) days following the date an itemized invoice is sent from each LICENSOR to LICENSEE. In a LICENSOR’s  discretion, for Patent Costs anticipated by it to exceed $20,000.00 (“Anticipated Costs”), the LICENSOR will inform LICENSEE no less than sixty (60) days prior to the date when such Anticipated Costs are incurred. The LICENSOR may, at its discretion and in accordance with Section 5.1(c), require full advance payment of Anticipated Costs at least 15 business days before required filing dates (“Advance Payment Deadline”).  In the event a LICENSOR has provided LICENSEE with a 60 days notice of Anticipated Costs, and LICENSEE does not pay the Anticipated Costs on or before the Advance Payment Deadline, each LICENSOR will each act at its sole discretion with regard to filing, prosecution and maintenance of those Patent Rights associated with the 60 days notice. In the event that the Cost Estimate paid by LICENSEE is greater than the actual cost, the excess amount is creditable against future Patent Costs.   In the event that the actual costs exceed the Anticipated Costs paid in advance by LICENSEE, LICENSEE shall pay such excess costs within thirty (30) days following the date an itemized invoice is sent as set forth in Paragraph 4.3.

Past Patent Costs of UNIVERSITY are approximately Forty Thousand Dollars (US$ 40,000).
LICENSEE agrees to pay UNIVERSITY ~ $3500/month to reimburse said costs.

Past Patent Costs of DFCI are approximately Sixty-eight Thousand Dollars (US$68,000).
LICENSEE agrees to pay DFCI ~$6500/month to reimburse said costs.

3.3	Due Diligence.

           (a)  LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s):

(i)  diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)  annually spend not less than Two Hundred Thousand dollars (US$200,000.00) for the development of Licensed Products during the first five (5) years of this Agreement. LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to UCSD against its obligation under this paragraph;

(iii)  submit an IND and initiate a Phase II (or Phase I, if required) study for a first indication covering Licensed Products to the United States FDA within one (1) year from the Effective Date of this Agreement;

(iv)  initiate a Phase III study for a first indication covering Licensed Products to the United States FDA within four (4) years from the Effective Date of this Agreement;

(v)  file a NDA or equivalent regulatory submission for a first indication covering Licensed Products to the United States FDA within seven (7) years from the Effective Date of this Agreement;

(vi)  initiate a Phase II study for a second indication covering Licensed Products to the United States FDA within eight (8) years from the Effective Date of this Agreement;

(vii)  initiate a Phase III study for a second indication covering Licensed Products to the United States FDA within ten (10) years from the Effective Date of this Agreement;

(viii)  file a NDA or equivalent regulatory submission for a second indication covering Licensed Products to the United States FDA within thirteen (13) years from the Effective Date of this Agreement;

(ix)  The milestones described in 3.3 (iii) – (viii) will be extended by one year if LICENSEE must conduct a Phase I trial

(x)  market Licensed Products in the United States within six (6) months of receiving regulatory approval to market such Licensed Products;

(xi) fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(xii)  obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b)  If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(xii), then LICENSORS shall have the right and option to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license.  This right, if exercised by LICENSORS, supersedes the rights granted in Article 2.  If LICENSEE fails to meet the obligations regarding the development of a second indication for a Licensed Product as specified in Paragraphs 3.3(a)(i)-(xii), but is meeting its obligations for the first indication, and LICENSEE and LICENSORS cannot agree on renegotiated terms for the second indication, then LICENSORS shall have the right to amend this Agreement so the Field is limited to the first indication.

ARTICLE 4.  REPORTS, RECORDS AND PAYMENTS

4.1    Reports.

(a)  Progress Reports.

                      Beginning six months after Effective Date and ending on the date of first commercial sale of a Licensed Product, LICENSEE shall report to UNIVERSITY progress covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities for the preceding six months to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same.  Such semi-annual reports shall be due within sixty days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period.

(b)  Royalty Reports.
After the first commercial sale of a Licensed Product anywhere in the Territory, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year.  Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

                                 (i)  the date of first commercial sale of a Licensed Product in each country;

(ii) the gross sales, deductions as provided in Paragraph 1.6 (Net Sales), and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii)	the number of each type of Licensed Product sold;

(iii) Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

                       (v) the method used to calculate the royalties; and

(vi) the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2    Records & Audits.

(a)  LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement.  Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)  All records shall be available during normal business hours for inspection at the expense of LICENSORS by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues.  Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues.  In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year.  Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE.  For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.  If the audit reveals an aggregate overpayment by LICENSEE, the overpayment will be credited by LICENSEE against future royalty payment or other monetary obligations.

4.3   Payments.

(a)  All fees, reimbursements and royalties due LICENSORS payable to UNIVERSITY under this Agreement  shall be paid in United States dollars and all checks shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY’s taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence).  When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

          (b) Royalty Payments.

(i)  Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii)  LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year.  Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(iii)  Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of LICENSORS’ tax liability in any particular country may be credited against earned royalties or fees due LICENSORS for that country.  LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)  If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to LICENSORS into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(v)  LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.  [Note: only applicable to inventions made with Federal funding]

(vi)  In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision.  LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(vii) Royalty payments under Article 3, recoveries and settlements under Article 5, and royalty reports under 4.1(b) shall be rendered for any and all Licensed Products even if due after expiration of the Agreement. If no applicable Patent Rights existed in the Territory at the time of any making, use, sale, offer for sale, or import, then no royalty payments or royalty reports shall be due.

(c)
Late Payments.  In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY on behalf of LICENSORS interest charges at a rate of ten percent (10%) per year.  Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

(d)	Payment for past Patent Costs will be billed directly to LICENSEE by each LICENSOR as described in Paragraph 3.2

ARTICLE 5.  PATENT MATTERS

5.1   Patent Prosecution and Maintenance.

(a)  Provided that LICENSEE has reimbursed LICENSORS for Patent Costs pursuant to Paragraph 3.2, LICENSORS shall diligently prosecute and maintain the United States  patents, and applications in Patent Rights using counsel of its choice. For purposes of clarity, if LICENSEE is not current in reimbursing LICENSORS for such patent prosecution costs, LICENSORS shall have no obligation to incur any new Patent Costs under this Agreement or to further prosecute Patent Rights or file any new patents under Patent Rights. LICENSORS shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential.  The counsel shall take instructions only from LICENSORS, and all patents and patent applications in Patent Rights shall be assigned solely to LICENSORS. LICENSORS shall in any event control all patent filings and all patent prosecution decisions and related filings (e.g. responses to office actions) shall be at LICENSORS’ final discretion (prosecution includes, but is not limited to, interferences, oppositions and any other inter partes matters originating in a patent office).

 (b) LICENSORS shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UNIVERSITY.  LICENSORS shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE.  LICENSORS, each in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto.  Non-payment of any portion of Patent Costs or Anticipated Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent.   LICENSORS are not obligated to file, prosecute, or maintain Patent Rights where LICENSEE is not paying patent costs at any time or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

(d) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law.  LICENSEE shall prepare all documents for such application, and LICENSORS shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2    Patent Infringement.

(a) In the event that UNIVERSITY (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, neither the applicable LICENSOR nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other.  If such consent is not obtained from LICENSORS and either LICENSOR is sued in declaratory judgment, UNIVERSITY shall have the right to terminate this Agreement immediately without the obligation to provide 60 days’ notice as set forth in Paragraph 7.1 if LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of the applicable LICENSOR.  The applicable LICENSOR and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

(b) If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, LICENSEE may institute suit for patent infringement against the infringer.  UNIVERSITY and/or DFCI, whichever is licensor of the applicable Patent Rights, may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in that suit.  LICENSEE may not join UNIVERSITYand/or DFCI in a suit initiated by LICENSEE without UNIVERSITY’S and/or DFCI’s prior written consent.  If, in a suit initiated by LICENSEE, UNIVERSITYand/or DFCI is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by UNIVERSITY and/or DFCI arising out of such suit, including but not limited to, any legal fees of counsel that UNIVERSITY and/or DFCI  selects and retains to represent it in the suit.

(c) If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if LICENSEE has not brought suit against the infringer, the applicable LICENSOR may institute suit for patent infringement against the infringer.  If the applicable LICENSOR institutes such suit, LICENSEE may not join such suit without that LICENSOR’s consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the LICENSOR’s suit or any judgment rendered in that suit.

(d) Any recovery or settlement received in connection with any suit will first be shared by the applicable LICENSOR and LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to LICENSOR or LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other.  In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and the applicable LICENSOR as follows:  (i) for any recovery other than amounts paid for willful infringement:  (A) LICENSOR will receive fifteen percent (15%) of the recovery if the LICENSOR was not a party in the litigation and did not incur any litigation costs; (B) LICENSOR will receive twenty-five percent (25%) of the recovery if the LICENSOR was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (C) the LICENSOR will receive fifty percent (50%) of the recovery if LICENSOR incurred any litigation costs in connection with the litigation;  and (ii) for any recovery for willful infringement, the LICENSOR will receive fifty percent (50%) of the recovery.  In any suit initiated by a LICENSOR, any recovery in excess of litigation costs will belong to the LICENSOR.  LICENSORS and LICENSEE agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 5.2.

(e) Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Section 2.2 (Sublicenses) of this Agreement.

(f) Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

(g) Any litigation proceedings will be controlled by the party bringing the suit, except that a LICENSOR may be represented by counsel of their choice in any suit brought by LICENSEE.

5.3   Patent Marking.  LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. LICENSEE shall be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

ARTICLE 6.  GOVERNMENTAL MATTERS

6.1    Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so.  LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2    Export Control Laws.  LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3    Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US.

ARTICLE 7.  TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1    Termination by UNIVERSITY.

(a)  If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE.  If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE.  If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice.  Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of LICENSORS. During the term of any such Notice of Default or period to cure, to the extent the default at issue is a failure to pay past or ongoing patent costs as provided for under this Agreement, LICENSORS shall have no obligation to incur any new patent costs under this Agreement and shall have no obligation to further prosecute Patent Rights or file any new patents under Patent Rights.

(b)  This Agreement will terminate immediately, without the obligation to provide 60 days notice as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of LICENSORS’ Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2     Termination by LICENSEE.

(a)  LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90)-day written notice to UNIVERSITY during which 90-day period LICENSEE shall be entitled to wind down its activities in furtherance of the license without incurring any obligation (except for royalties due on sales made during the wind-down period)  to UNIVERSITY arising from such wind-down.; provided, however, that LICENSEE shall remain obligated to reimburse LICENSORS for any expense incurred by them until such termination becomes effective.  Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)  Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to LICENSORS or action by LICENSEE prior to the time termination becomes effective.  Termination shall not affect in any manner any rights of LICENSORS arising under this Agreement prior to termination.

7.3    Survival on Termination or Expiration.  The following Paragraphs and Articles shall survive the termination or expiration of this Agreement:

    (a)   Paragraph 3.2  (Payment of Past Patent Costs)

    (b)   Article 4 (REPORTS, RECORDS AND PAYMENTS);

    (c)    Paragraph 7.4 (Disposition of Licensed Products on Hand);

    (d)    Article 8 (LIMITED WARRANTY AND INDEMNIFICATION);

    (e)    Article 9 (USE OF NAMES AND TRADEMARKS);

    (f)    Paragraph 10.3 hereof (Secrecy);

    (g)    Paragraph 10.6 (Failure to Perform); and

    (h)    Paragraph 10.6 (Governing Laws).

7.4    Disposition of Licensed Products on Hand.  Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8.  LIMITED WARRANTY AND INDEMNIFICATION

8.1    Limited Warranty.

(a) LICENSORS each warrant that it has the lawful right to grant this license.

(b) The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied.  LICENSORS make no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c) Except for LICENSEE’s duties for claims of third parties under Paragraph 8.2., in no event shall LICENSORS be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, and/or Licensed Method.

(d) Nothing in this Agreement shall be construed as:

(i) a warranty or representation by LICENSORS, individually or collectively, as to the validity or scope of any Patent Rights;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv) conferring by implication, estoppels or otherwise any license or rights under any patents of LICENSORS other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v) an obligation to furnish any know-how not provided in Patent Rights.

8.2     Indemnification.

(a) LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense.  This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)        Each Occurrence:                                                   5M
    Products/Completed Operations Aggregate:           10M
    Personal and Advertising:                                           5M
    General Aggregate (commercial form only):              10M

 If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date

(ii) Worker’s Compensation as legally required in the jurisdiction in which the LICENSEE is doing business; and

(iii) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements.  Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article.  LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article. LICENSEE will not settle any claim against UNIVERSITY without UNIVERSITY’s written consent, where (a) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (b) such settlement would impose any restriction on UNIVERSITY/indemnified party’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of UNIVERSITY/indemnified party from all liability for claims that are the subject matter of the settled claim.

(e) LICENSEE shall indemnify and insure DFCI as referenced in paragraph 10.1 and Exhibit B herein.

ARTICLE 9.  USE OF NAMES AND TRADEMARKS

9.1               Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of any party hereto (including contraction, abbreviation or simulation of any of the foregoing).  Unless required by law, the use by LICENSEE of the name, “The Regents of the University of California” or the name of any campus of the University of California or DFCI is prohibited, without the express written consent of UNIVERSITY and/or DFCI as applicable.

9.2               LICENSORS may disclose to the Inventors the terms and conditions of this Agreement upon their request.  If such disclosure is made, LICENSORS shall request the Inventors not disclose such terms and conditions to others.

9.3               LICENSORS may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but LICENSORS shall not disclose the financial terms of this Agreement to third parties, except where LICENSORS are required by law to do so, such as under the California Public Records Act. LICENSEE hereby grants permission for UNIVERSITY (including UCSD)  and DFCI to include LICENSEE’s name and a link to LICENSEE’s website in UNIVERSITY’s, UCSD’s and DFCI’s annual reports and on UNIVERSITY’s (including UCSD’s) and/or DFCI’s websites that showcase technology transfer-related stories.

ARTICLE 10.  MISCELLANEOUS PROVISIONS

10.1           DFCI Required Terms.  Under the IIA, DFCI requires certain terms and conditions for license agreements.  These are attached as Exhibit A and incorporated into this agreement by reference.

10.2           Correspondence.  Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

                 (a)  on the date of delivery if delivered in person or by courier service, or

 (b)  five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:
Adamis Pharmaceuticals, Inc.
2658 Del Mar Heights Road #555; Del Mar, CA  92014
Attention: Dennis Carlo, CEO
                         Phone:  858-401-3984
Fax:  866.893.3622

If sent to UNIVERSITY by mail:
University of California, San Diego
Technology Transfer Office
                9500 Gilman Drive
Mail Code 0910
La Jolla, CA 92093-0910
Attention:  Assistant Vice Chancellor

           If sent to UNIVERSITY by courier:
University of California, San Diego
Technology Transfer Office
10300 North Torrey Pines Road
Torrey Pines Center North, First Floor
La Jolla, CA 92037
Attention:  Assistant Vice Chancellor

If sent to DFCI :
Dana Farber Cancer Institute
Office of Research and Technology Ventures
44 Binney Street - BP304E
Boston, MA 02115
Telephone: (617) 632-2118
Fax: (617) 632-4012
Attn :  Anthony A.  del Campo, MBA

10.3    Secrecy.

(a)  “Confidential Information” shall mean information, relating to the Invention and disclosed by LICENSORS to LICENSEE or by LICENSEE to LICENSORS during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by the disclosing party and sent to the receiving party:

(b)  LICENSEE shall:

(i) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to the receiving party by a like obligation of confidentiality) without the express written permission of the disclosing party, except that the receiving party shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	the receiving party can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of the receiving party;

(C)	is lawfully obtained by the receiving party from sources independent of the disclosing party; or

(D)	is required to be disclosed by law or a court of competent jurisdiction; and

(c) The secrecy obligations of the receiving party with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.4           Assignability.  This Agreement may be assigned by LICENSORS, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of LICENSORS.  Notwithstanding the foregoing, LICENSEE may assign this Agreement and the rights and obligations contained herein, without the prior written consent of LICENSORS: (i) to an Affiliate of LICENSEE; or (ii) to any third party in connection with the sale of all or part of LICENSEE’s business or assets relating to this Agreement, provided that LICENSEE notifies UNIVERSITY of the assignment and the assignee agrees to be bound in writing by the terms and conditions of this Agreement.  This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

 10.5           No Waiver.  No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.6           Failure to Perform.  In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.7           Governing Laws.  THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the United States.

10.8           Force Majeure.  A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the non-performing party’s obligations herein shall resume.

10.9           Headings.  The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.10           Entire Agreement.  This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.11           Amendments.  No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.12           Severability.  In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

SIGNATURES ON THE FOLLOWING PAGE

RMM 022411; 2000-051/DFCI

IN WITNESS WHEREOF, UNIVERSITY, DFCI and LICENSEE have executed this Agreement, in triplicate originals, by their respective and duly authorized officers on the day and year written.

ADAMIS PHARMACEUTICALS, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

/s/DAVID J. MARGUGLIO	/s/JANE MOORES
David J. Marguglio	Jane Moores, Ph.D.
Senior Vice President	Assistant Vice Chancellor-echnology Transfer

Date: April 15, 2011	Date: April 18, 2011

DANA-FARBER CANCER INSTITUTE, INC,.

/s/ANTHONY DEL CAMPO
Anthony del Campo, MBA, CLP
VP, Research and Technology Ventures

Date: April 19, 2011

EXHIBIT A

DFCI Required Terms and Conditions for Licenses

Indemnification and Defense.

Licensee shall indemnify, defend and hold harmless DFCI and its trustees officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by  Licensee or by a Sublicensee, Affiliate or agent of  Licensee, or any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement.

Licensee's indemnification under clause (a) in the paragraph just above applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees.  Licensee's indemnification under clause (b) in the paragraph just above does not apply to any liability, damage, loss or expense to the extent that it is attributable to (a) the negligent activities of the Indemnitees, or (b) the intentional wrongdoing or intentional misconduct of the Indemnitees.

Licensee shall, at its own expense, provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

If any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Licensee is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify Licensee of such event. Licensee shall assume the defense of, and may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to Licensee’s indemnification and Licensee may take such other steps as may be necessary to protect it. Licensee will not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation affected without Licensee’s consent.  The right of Licensee to assume the defense of any action is limited to that part of the action commenced against DFCI and/or Indemnitees that relates to Licensee’s obligation of indemnification and holding harmless.

Licensee shall require any Affiliates or Sublicensee(s) to indemnify hold harmless and defend DFCI under the same terms set forth in the four preceding paragraphs.

Insurance.

At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds.  Such commercial general liability insurance must provide (a) product liability coverage and (b) contractual liability coverage for Licensee's indemnification obligations under the preceding section of this Agreement.  If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the DFCI and the DFCI's associated Risk Management Foundation.  The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of Licensee's liability with respect to its indemnification obligation under these sections of this Agreement.

Licensee shall provide DFCI with written evidence of such insurance upon request of DFCI. Licensee shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, DFCI has the right to terminate this Agreement effective at the end of such fifteen (15) day period without any notice or additional waiting periods.

Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (b) a reasonable period after the period referred to in the first paragraph above of this section which in no event shall be less than fifteen (15) years.

Licensee shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of DFCI and the Indemnitees under the same terms set forth in the first paragraph of this section.